Exhibit 10.1

Dear :

Alpharma Inc., (the "Company") recognizes you as a valuable member of its senior leadership team. As you know, the Company anticipates significant changes as a result of the impending sale of the Generics business to Actavis. In order to incentivize you to remain with the Company, and to protect you in the event your employment is terminated, the Company is providing you with the retention and severance benefits set forth in this letter agreement (this "Agreement").

This Agreement will remain in effect until the third anniversary of the date hereof, and thereafter will remain in effect for a series of one-year periods unless either party shall give to the other written notice of expiration of this Agreement at least one year in advance of a subsequent renewal date. In any event this Agreement, if it has not expired when a "Qualifying Transaction," as defined below, occurs, shall remain in effect for two years after a Qualifying Transaction.

Retention Benefits

Retention Payment.

The Company hereby grants you a series of "Retention Payments", payable in the following amounts and on the following dates:

1/3 of your Base Salary (as defined below) and target annual bonus opportunity as of the date of this Agreement (your "Annual Compensation"), payable on June 30, 2006

1/3 of your Annual Compensation on December 29, 2006

1/3 of your Annual Compensation on June 29, 2007;

provided that you are an active employee of the Company on the applicable payment date.

However, all unpaid amounts under this paragraph will be accelerated and paid within ten (10) business days upon the first to occur of (x) your termination of employment as a result of death or termination by the Company for other than Cause (as defined below) or due to a disability that would qualify you for coverage under the applicable long-term disability plan that covers employees of the Company ("Disability") or (y) a "Change in Control" of the Company under the Company's Change in Control Plan that occurs while you are an active employee of the Company. "Base Salary" shall mean your base salary at the applicable time (which shall include your executive allowance as indicated on the Company's payroll records).

Performance Units.

In the event of the sale or other transfer of all or substantially all of the assets and business of Global Generics to any person, entity or group unaffiliated with the Company on or before March 31, 2006 in a transaction that does not result in a "Change in Control" of the Company under the Company's Change in Control Plan (a "Sale of Global Generics"), the Performance Units that you have previously been granted under the Company's 2003 Omnibus Incentive Compensation Plan will be treated as follows: each Performance Unit will be converted into the right to receive cash incentive payments from the Company if you are an active employee of the Company on both (x) the date of the Sale of Global Generics and (y) the scheduled vesting date for such cash incentive payments, as described below.

Payment of this cash incentive payment will be made at the "target" level of $100.00 per Unit, but will be pro-rated based on the number of days you were employed by the Company and its affiliates prior to the applicable vesting date, but during the "Performance Period" applicable to such Unit compared to the total number of days in the Performance Period. The vesting date will be the first to occur of (x) your employment being terminated as a result of death or Disability or by the Company for other than Cause, (y) the end of the applicable Performance Period, provided you are then an active employee of the Company or (z) a "Change in Control" of the Company under the Company's Change in Control Plan while you are an active employee of the Company; provided that only a pro rata share of the full value of the Performance Units will be payable based on the number of days that have elapsed during the applicable Performance Periods as of the vesting date. Payment of the cash incentive payment shall occur ten (10) business days after the vesting date.

Additional Benefits Upon a Change in Control

If a "Change in Control" of the Company under the Company's Change in Control Plan occurs while you are an active employee of the Company (a "Qualifying Transaction"), you will be entitled to the benefits described below in lieu of the benefits set forth in the Company's Severance or Change in Control Plans or any employment letter or agreement, or any other plan or arrangement, in existence prior to the date of this Agreement.

Treatment of Cash Bonuses and Equity Awards.

    Annual Bonus.

    If a Qualifying Transaction occurs while you are an active employee of the Company, the Company will pay you a pro-rata bonus based on your target annual bonus opportunity (in lieu of your regular annual cash bonus for such calendar year), as in existence immediately prior to the Qualifying Transaction, under the Executive Bonus Plan based on the portion of such calendar year that occurred prior to the Qualifying Transaction, payable ten (10) business days after the applicable Qualifying Transaction.

    Equity Awards.

In addition, if a Qualifying Transaction occurs while you are an active employee of the Company, then:

(1) any Stock Options of the Company granted to you prior to the date of such Qualifying Transaction under either the 1997 Incentive Stock Option and Appreciation Rights Plan or the 2003 Omnibus Incentive Compensation Plan (or any successor plans) (the "Incentive Plans") shall immediately vest (but otherwise be governed by the terms of such applicable grant document and Incentive Plan); and

(2) any Restricted Stock or Restricted Stock Units of the Company granted to you prior to the date of such Qualifying Transaction under any Incentive Plan shall vest (but otherwise be governed by the terms of such applicable grant document and Incentive Plan) upon the earliest of (w) six months after such Qualifying Transaction, (x) the vesting date set forth in the applicable grant document, (y) termination of your employment with the Company or the entity that acquires the Company (the "Acquiring Company") either by your employer without Cause or by you pursuant to a Constructive Termination of employment, as further described below, and (z) the purchase or other acquisition by the Acquiring Company of all or substantially all of the issued and outstanding Class A and Class B common stock of Alpharma. Notwithstanding the foregoing, no delivery with respect to Restricted Stock Units shall occur until the first day on which delivery can occur without your incurring tax under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

Special Severance Arrangement.

Should a Qualifying Transaction occur while you are an active employee of the Company and your employment with the Company or the Acquiring Company be terminated (x) by your employer without Cause or pursuant to a Constructive Termination of employment, as further described below, on or after the Qualifying Transaction, but on or prior to the second anniversary of the Qualifying Transaction or (y) by you for any reason on or after the six-month anniversary of the Qualifying Transaction, but on or prior to the first anniversary of the Qualifying Transaction, you shall receive from the Company the severance benefits and payments set forth in Appendix A of this Agreement.

For purposes of this Agreement, a Constructive Termination means your voluntary termination following (i) any reduction in your Base Salary or in your target annual bonus opportunity, as in existence immediately prior to the Qualifying Transaction, (ii) your relocation to a base office or site that is more than 50 miles from the location of your present base office or site, (iii) any material reduction in your health, welfare and pension benefits in the aggregate or (iv) the assignment of duties substantially inconsistent with, or a substantial diminution of, the duties, responsibilities or status of your position with the Company immediately prior to the Qualifying Transaction; provided that, if you are eligible to voluntarily terminate employment pursuant to a Constructive Termination of employment within the first six months after the date of the Qualifying Transaction, the Company or the Acquiring Company may request that you continue as a full time employee to assist with transition and other activities reasonably appropriate to your position, your background and history with the Company with no reduction in Base Salary, target annual bonus opportunity or benefits, and no relocation, as described above in the definition of "Constructive Termination" until six months after the Qualifying Transaction and any benefits and payments required under this paragraph shall be payable only upon your completion of such service, or your death or termination due to Disability. In any of the foregoing events, in order to qualify as a Constructive Termination of employment, you must have provided written notice to your employer of the circumstances that entitle you to terminate due to a Constructive Termination, and the employer must be afforded 30 days in which to cure such circumstances before you can resign due to a Constructive Termination.

For purposes of this Agreement, a termination for "Cause" shall mean your termination by the Company or the Acquiring Company due to (a) conviction of a felony, or (b) substantial and willful neglect of job duties or willful misconduct, in either case having a material and demonstrable effect on the Company or the Acquiring Company.

Gross-Up.

You will be entitled to, and subject to, the "gross-up" provisions set forth in Appendix B of this Agreement.

Non-Competition and Non-Solicitation Obligations.

The payments and benefits provided for hereunder are conditional on your agreement not to engage in competition with, or to solicit employees of, the Company and its affiliates, as further provided in Appendix B of this Agreement.

No Mitigation.

Unless expressly provided in this Agreement, the Company agrees that any income or other employment benefits received by you from any and all sources other than the Company, the Acquiring Company and their respective affiliates for any reason whatsoever shall in no way reduce or otherwise affect the Company's obligations to make payments and afford benefits under this Agreement.

Miscellaneous.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (regardless of the laws that might otherwise govern under applicable New Jersey principles of conflicts of law).

Except as specifically set forth in this Agreement, no other benefits shall be provided to you upon or after the occurrence of a Qualifying Transaction, including benefits set forth in the Company's Severance or Change in Control Plans or any employment letter or agreement, or other plan or arrangement, in existence prior to the date of this Agreement, and no amounts payable pursuant to this Agreement shall be taken into account for purposes of any benefit plan maintained by the Company or any affiliate of the Company.

Payments to you by the Company and its affiliates shall be subject to all applicable legal requirements with respect to withholding of taxes.

This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and your heirs and the personal representatives of your estate. If the Company or the Acquiring Company consolidates with or merges into or sells all or substantially all of its assets to, another corporation, partnership or other entity or person, the Company (or the Acquiring Company, as the case may be) shall require such corporation, partnership or other entity or person to assume this Agreement, and upon such assumption, the successor corporation, partnership or other entity or person shall become obligated to perform all of the terms and conditions set forth herein.

This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by the parties hereto. The waiver by either party of compliance with any provision in this Agreement by the other party shall not operate or be construed to operate as a waiver of any provision of this Agreement, or any subsequent breach by such party of any provision of this Agreement.

This Agreement is not an offer or promise of continuing employment by the Company. In addition, the Company shall have no responsibility or liability for your employment by an Acquiring Company other than with respect to payments due pursuant to the terms of this Agreement.

We ask that you acknowledge that, by countersigning this Agreement, you are agreeing to maintain a strict level of confidence regarding all information disclosed, developed or learned by you in the performance of your duties with the Company, including any facts, circumstances or discussions that could lead to a Qualifying Transaction ("Confidential Information"). By countersigning this Agreement, you agree that, unless you first secure the written consent of the Chief Executive Officer of the Company, you shall not disclose or use at any time, either during or after employment by the Company, any Confidential Information except to the extent that you are required to disclose or use such Confidential Information by law or in the performance of your assigned duties for the Company. This obligation is in addition to the confidentiality agreement that you have previously executed as an employee of the Company, the general obligation of confidentiality existing under the law and the Non-Competition and Non-Solicitation obligations included herewith as Appendix B.

Notwithstanding anything in this Agreement to the contrary, any payments hereunder that would be subject to the additional income tax imposed by Section 409A of the Code shall be deferred until the earliest date that such payments may be made without the imposition of such tax, and any payments that would have been made to you but for this sentence shall be accumulated (without interest) and paid to you on such date.

We believe that the Incentive Payment and other potential payments and benefits set forth above clearly reflect your value to this organization and provide you with enhanced financial benefits in connection with the potential Qualifying Transaction.

Please indicate your acknowledgement of this Agreement, and your acceptance of its terms, by countersigning this Agreement where indicated below and returning one copy to the Company.

Sincerely,

ALPHARMA INC.

By:

I, acknowledge and agree to the terms and conditions of this Agreement, and I intend to be legally bound hereby.

_________________________

Dated: ______, 2005

Signature

Appendix A

Special Severance Arrangement

The benefits and payments set forth in this Appendix A are as follows:

    Cash Severance - Two (2) times the sum of (a) your Base Salary plus (b) your target annual bonus opportunity, in both cases as in effect immediately prior to a Qualifying Transaction; payable in equal installments over 24 months, on the first day of each calendar month, commencing on the first day of the calendar month after termination of employment, or, if later, the first day on which such payments can commence without your incurring tax under Section 409A of the Code, with a full catch-up of all amounts that, but for the delay due to application of the preceding clause relating to Section 409A of the Code, would have been paid to you under this paragraph prior to the first day of payment hereunder.
    Medical, Dental and/or Life Insurance Coverage - Continued coverage under the medical, dental, accidental death and dismemberment and life insurance benefits (including medical and dental coverage for your covered dependents, if any), as if you had remained an active employee of the Company, for a period of 24 months after termination of employment, at the same cost to you as is applicable to other active employees during such period. In the event you are ineligible under the terms of one or more of such plans to continue to be so covered, the Company shall provide you with substantially equivalent coverage through other sources.
    Outplacement - Outplacement support in accordance with the Company's outplacement policies in effect on the date of this Agreement.
    Employee Benefits - Without duplication of the above, any benefits to which you are entitled under the terms of any Company pension or welfare benefit plan or program, other than any severance plan.

  Appendix B

  1. Non-Competition; Non-Solicitation; Non-Interference

  For the benefit of the Company and its subsidiaries and affiliates, you hereby agree as follows:

      Non-Competition. During the 12-month period after the Qualifying Transaction, you will not, directly or indirectly:
        engage in any business that competes with any business that the Company or its affiliates or subsidiaries was conducting immediately prior to the date of the Qualifying Transaction (the "Relevant Date"), including, without limitation, any businesses that the Company or its affiliates or subsidiaries is actively considering conducting on the Relevant Date, so long as you know or reasonably should have known about such plan(s) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates or subsidiaries provides its products or services as of the Relevant Date (a "Competitive Business");
        enter the employ of, or render any services to, any person or legal entity (or any division or controlled or controlling affiliate of any person or legal entity) who or which is a Competitive Business as of the date you enter such employment or render such services; or
        acquire a financial interest in, or otherwise become actively involved with, any Competitive Business which is a Competitive Business as of the date of such acquisition or involvement, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

      The foregoing shall not prohibit you from (1) investing, as a passive investor, in any publicly held company provided that your beneficial ownership of any class of such publicly held company's securities does not exceed two percent (2%) of the outstanding securities of such class or (2) providing services to a subsidiary or affiliate of an entity that controls a separate subsidiary or affiliate that is a Competitive Business, so long as the subsidiary or affiliate for which you may be providing services is not itself a Competitive Business and you are not, as an employee of such subsidiary or affiliate, engaging in activities that would otherwise cause such subsidiary or affiliate to be deemed a Competitive Business.

      Non-Interference with Business Relationships. During the 24-month period after the Qualifying Transaction (such period, the "Restricted Period"), you will not interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or its affiliates or subsidiaries, on the one hand, and any customers, suppliers or partners of the Company or its affiliates or subsidiaries, on the other hand, in any such case determined as of the Relevant Date.

      The provisions of subsections (i) and (ii) may be waived in writing in whole or in part by the Chief Executive Officer of the Company (after consulting with the Compensation Committee of the Company's Board of Directors).

      Non-Solicitation of Employees; Non-Solicitation of Consultants. During the Restricted Period, you will not, whether on your own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly:
        solicit or encourage any employee of the Company or its affiliates or subsidiaries to leave the employment of the Company or its affiliates or subsidiaries; or
        hire any such employee who was employed by the Company or its affiliates or subsidiaries as of the Relevant Date or who left the employment of the Company or its affiliates or subsidiaries coincident with, or within one year prior to or after, the Relevant Date; or
        solicit or encourage to cease to work with the Company or its affiliates or subsidiaries any consultant that you know, or reasonably should have known, is then under contract with the Company or its affiliates or subsidiaries.
      Enforcement. It is expressly understood and agreed that although the Company and you consider the restrictions contained in this Appendix B to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix B is an unenforceable restriction against you, the provisions of this Appendix B shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix B is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

2. Parachute Tax Gross-Up

(i) If (a) it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, the Acquiring Company or any of their respective affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for your benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax") and (b) such Excise Tax would be equal to $50,000 or less, then such Payments shall be reduced to the extent necessary so that the Payment is equal to 2.99 times your "base amount" (as defined in Section 280G(b)(3) of the Code). If (x) it shall be determined that any Payment is subject to Excise Tax and (y) such Excise Tax would be greater than $50,000, then you shall be entitled to receive from the Company an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii) All determinations required to be made under this Paragraph 2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by BDO Seidman, LLP or such other nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within ten business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, you shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of your residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 2, shall be paid by the Company to you (or to the appropriate taxing authority on your behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by you, it shall so indicate to you in writing. Any determination by the Accounting Firm shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) you was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Paragraph 2(iii) and you thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of you.

(iii) You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after you are is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the thirty day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 2(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if you are required to extend the statute of limitations to enable the Company to contest such claim, you may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by you of an amount paid or advanced by the Company pursuant to this Paragraph 2, you become entitled to receive any refund with respect to a Gross-Up Payment, you shall (subject to the Company's complying with the requirements of Paragraph 2(iii)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Paragraph 2(iii), a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.